Exhibit 2

1Q21 Update

Financial results throughout this presentation are in Australian dollars and are based on cash earnings unless otherwise stated. Refer to the 2020 Full Year Financial Results Presentation and Investor Discussion Pack for definition. All results relating to 1Q21 are on an unaudited basis. This document should be read in conjunction with Westpac's December 2020 Pillar 3 Report, incorporating the requirements of APS330. Results principally cover and compare the 1Q21 and 2H20 quarterly average periods unless otherwise stated.

FOR THE 3 MONTHS ENDED 31 DECEMBER 2020

WESTPAC BANKING CORPORATION
ABN 33 007 457 141

Fix. Simplify. Perform.

Westpac GROUP

Fix, Simplify, Perform

Good progress on our strategic priorities.

Delivered in 1Q21.

Fix

- Comprehensive risk program underway including responding to APRA's Enforceable Undertaking (EU)
  - On track to deliver EU plan
  - Expanding CORE program to cover both financial and non-financial risks
- Progressing customer remediation, paid $105m to around 548k customers in 1Q21
- ASIC announced no further action on AUSTRAC matters following completion of its investigation

Simplify

- Announced sale of:
  - Westpac General Insurance
  - Westpac Pacific
- Ended master relationship agreement with IOOF
- Sale of NZ Wealth advisory
- Good progress on WIB international consolidation
- 300 of 1,000 offshore roles returned to Australia

Perform

- New Executive Team in place
- Improved mortgage momentum
  - Average weekly applications up 24% from 4Q20 and up 34% from 1Q20
- Progressing cost reduction actions with Cost Reset plan to be announced at 1H21

2 Westpac Group 1Q21 Update

Unaudited 1Q21 results including notables.[1]

Performance

($m)	2H20 Qtr Avg.	1Q21	% Change
Net interest income	4,210	4,247	1%
Non-interest income	933	986	6%
Expenses	(3,270)	(2,827)	(14%)
Core earnings	1,873	2,406	28%
Impairment (charges)/benefit	(470)	501	Large
Tax and non-controlling interests	(595)	(936)	57%
Cash earnings	808	1,971	144%
Net profit	550	1,704	210%

- AIEA[2] down 1% from lower lending balances
- 1Q21 margin 2.06%, 2H20 2.03% (2H20 2.04% excluding notable items). Higher contribution from Treasury (+1bp), lower funding costs and higher deposit spreads partly offset by lower asset spreads, mostly in mortgages

- Non-interest income up 6% (up 1% excluding notable items)

- 1Q21 notable items $254m, compared to $641m 2H20 quarterly average
- Excluding notable items, expenses down 2% mostly from timing of project spend

- Core earnings up 28% (up 3% excluding notable items)

- Impairment benefit from improved economic outlook and improved asset quality. Refer to slides 6 - 9 for more detail
- 1Q21 impairment charge, pre other collectively assessed provision movements was $134m compared to 2H20 quarterly average of $287m

- Tax expense higher from higher earnings. 1Q21 average tax rate 32.2% compared to 42.4% 2H20

- Cash earnings adjustments $267m, primarily from unrealised losses on economic hedges on US$ term funding from the appreciation of the A$ against the US$
- Good 1Q21 unlikely to be replicated through the rest of FY21 given that margins remain under pressure and investment spending is likely to increase though 2021
- Impairment charges to reflect credit quality and economic outlook

1 Performance comparison is 1Q21 compared to 2H20 quarterly average unless otherwise stated. 2 AIEA is average interest-earning assets. Comparison is against 2H20 AIEA.

3 Westpac Group 1Q21 Update

Westpac GROUP

Unaudited 1Q21 Cash Earnings excluding notable items.

Performance

($m)	2H20 Qtr Avg.	1Q21	% Change
Net interest income	4,229	**4,247**	-
Non-interest income	950	**961**	**1%**
Expenses	(2,629)	**(2,573)**	**(2%)**
Core earnings	2,550	**2,635**	**3%**
Impairment (charges)/benefit	(470)	**501**	**Large**
Tax and non-controlling interests	(662)	**(953)**	**44%**
Cash earnings ex. notable items	1,418	**2,183**	**54%**

Notable items

Category	Cash earnings impact in 1Q21	Detail
1. Refunds, payments, costs and litigation	($56m)	• Costs associated with ending IOOF relationship
2. Write-down of intangibles	($84m)	• Write-down of goodwill in LMI as business now held for sale
3. Asset sales & revaluations	($72m)	• Accounting loss on sale of Westpac Pacific, sold at a discount to book value (recorded loss), potential earn-out payments over the next 24 months not included • Partially offset by gain on sale in Zip Co Limited
Total	**($212m)**	

Impact of notable items

$m	2H20 Qtr Avg.	1Q21
Net interest income	(19)	**-**
Non-interest income	(17)	**25**
Expenses	(641)	**(254)**
Tax and non-controlling interests	67	**17**
Cash earnings impact of notable items	(610)	**(212)**

4 Westpac Group 1Q21 Update

Westpac GROUP

Credit quality

Credit quality showing improvement.

Stressed exposures as a % of TCE


Impaired
90+ day past due (dpd)[1] and not impaired
Watchlist & substandard
3.20
2.07
0.46
0.67
2.17
1.24
0.35
0.58
1.60
0.85
0.31
0.44
1.24
0.71
0.26
0.27
0.99
0.54
0.25
0.20
1.20
0.65
0.33
0.22
1.05
0.56
0.34
0.15
1.08
0.55
0.39
0.14
1.20
0.55
0.48
0.17
1.32
0.62
0.50
0.20
1.91
0.85
0.80
0.26
1.76
0.80
0.75
0.21
Sep-10
Sep-12
Sep-13
Sep-14
Sep-15
Sep-16
Sep-17
Sep-18
Sep-19
Mar-20
Sep-20
Dec-20

1 Facilities 90 days or more past due date not impaired. These facilities, while in default, are not treated as impaired for accounting purposes.

5 Westpac Group 1Q21 Update

Westpac GROUP

Asset quality improved across most sectors.Credit qualityCorporate and business stressed exposures by industry sector ($bn) 2.01.8 1.6 1.4 1.2 1.0 0.8 0.6 0.4 0.2 0.0Mar-20 Sep-20 Dec-20Stress to TCE by sectorSector PropertyWholesale & retail tradeAccomm., cafes & restaurantsAgriculture, forestry & fishingProperty & business servicesManufacturing Services1 ConstructionTransport & Mining storageFinance & Utilities InsuranceSep-20 (%) 2.8 6.2 16.0 6.6 5.1 3.5 4.0 5.8 3.1 2.3 0.2 0.2 Dec-20 (%) 2.9 5.7 14.5 6.1 4.8 3.3 3.5 5.5 3.0 2.5 0.2 0.21 Services includes education, health & community services, cultural & recreational services and personal & other services.6 Westpac Group 1Q21 Update

Australian consumer portfolio.Credit qualityMortgage portfolio1 Unsecured lending portfolio1Mar-20 Sep-20 Dec-20 Australian mortgage portfolio ($) 446bn 441bn 439bn 30+ day delinquencies (bps) 188 214 198 90+ day delinquencies (bps) 94 162 146 Annualised mortgage loss rate of 3bps, unchanged from Sep-20 and Mar-20. Fall in 90+ day delinquencies over quarter, as serviceability requirement (6 months) ended for borrowers previously in hardship. Delinquencies in Australia and New Zealand are expected to rise over FY21 as some customers will exit deferral packages and move to hardship arrangements Mortgage 90+ day delinquencies (%)Mar-20 Sep-20 Dec-20 Australian unsecured lending portfolio ($) 18.4bn 15.7bn 15.5bn 30+ day delinquencies (bps) 422 362 363 90+ day delinquencies (bps) 197 209 19990+ day delinquencies down 10bps over the quarter, reflecting 12bps in portfolio improvement, offset by 2bps increase from balance sheet contractionUnsecured lending 90+ day delinquencies (%)3.0 3.02.01.462.01.991.0 1.00.0 Jun-18 Dec-18 Jun-19 Dec-19 Jun-20 Dec-200.0 Jun-18 Dec-18 Jun-19 Dec-19 Jun-20 Dec-201 Delinquency metrics excludes deferral packages.7 Westpac Group 1Q21 Update

New Zealand asset quality.

Credit quality

Mortgage 90+ day delinquencies[1,2] (%)



90+ day past due (ex-hardship)
90+ day past due
Introduction of changes to the reporting of hardship
3.0
2.0
1.0
0.0
0.34
0.14
Jun-18
Dec-18
Jun-19
Dec-19
Jun-20
Dec-20

Unsecured consumer 90+ day delinquencies[1,2] (%)



90+ day past due (ex-hardship)
90+ day past due
Introduction of changes to the reporting of hardship
3.0
2.0
1.0
0.0
1.65
0.88
Jun-18
Dec-18
Jun-19
Dec-19
Jun-20
Dec-20

Business stressed exposures as a % of New Zealand business TCE



Watchlist & substandard
90+ day past due and not impaired3
Impaired
Sep-13: 4.9; 3.2; 0.2; 1.5
Sep-14: 3.3; 2.3; 0.1; 0.9
Sep-15: 3.4; 2.4; 0.2; 0.8
Sep-16: 5.5; 5.0; 0.0; 0.5
Sep-17: 4.4; 4.0; 0.1; 0.3
Sep-18: 3.3; 3.0; 0.0; 0.3
Sep-19: 3.1; 2.9; 0.1; 0.1
Mar-20: 2.9; 2.5; 0.1; 0.3
Sep-20: 2.6; 2.2; 0.1; 0.3
Dec-20: 2.6; 2.2; 0.2; 0.2
19
16
9
47
5
4
Property
Manufacturing
Agriculture, forestry & fishing
Wholesale trade
Construction
Other

1 In May 2019 we made changes to the reporting of customers in hardship to align to the method used by APRA. 2 Delinquency metrics excludes deferral packages. 3 Facilities 90 days or more past due date not impaired. These facilities, while in default, are not treated as impaired for accounting purposes.

8 Westpac Group 1Q21 Update

Westpac GROUP

Provisions reflect stronger economic performance and outlook. No change to scenario weightings.ProvisioningExpected credit loss provisions1 ($m) Overlay Stage 1 CAP Stage 2 CAP Stage 3 CAP Individually assessed provisions (Stage 3)6,159Forecasts for base case economic scenario in provision models2September 2020 December 20202020 2021 2022 2020 2021 2022GDP growth (3.5%) 2.5% 2.7% (2.0%) 4.0% 3.0%3,9225,7887951,0197081,0325,530710879Unemployment 7.8% 7.5% 6.7%Residential property prices (5.3%) (0.4%) 7.5%6.9% 6.0% 5.2%(2.6%) 4.0% 10.0%1718181,5782,3172,2471,5611,8991,448Provisions and coverageSep-20 Dec-20 Loan provision to gross loans (bps) 88 79 Impaired asset provisions to impaired assets (%) 41 46 Collective provisions to credit RWACommentary • Improving economic outlook contributed 55% of the reduction in provisions, with the balance driven by improvement in the underlying portfolio and portfolio contraction • No change to scenario weightings9431,051(bps) 154 140412 Sep-19606 Mar-20611 Sep-20594 Dec-20Total provisions to credit RWA (bps)1711581 CAP is collectively assessed provisions. 2 GDP and Residential property price growth is annual growth to December each year. Unemployment rate forecast is as at December each year.9 Westpac Group 1Q21 Update

Credit quality

Australian deferrals.
Majority of remaining deferrals to expire in February/March.

Mortgages[1]

	Total portfolio at 31 Dec 20	Deferrals provided since Mar 20	Deferral packages outstanding at 31 Jan 21	
Number of accounts	1.6m	149k	**26k**	**2%**
Balances ($)	439bn	55bn	**10.7bn**	**2%**
Owner-occupier	61%	64%	**61%**	
Principal & interest	78%	80%	**78%**	
>3 months ahead on repayment	42%	28%	**19%**	
Weighted average dynamic LVR	55%	64%	**66%**	

Small business[1]

	Total portfolio at 31 Dec 20	Deferrals provided since Mar 20	Deferral packages outstanding at 31 Jan 21	
Number of accounts	372k	80k	**2.4k**	**<1%**
TCE ($)	60bn	10bn	**0.4bn**	**<1%**
Relationship managed	97%	89%	**91%**	
High risk industries[3]	35%	45%	**56%**	

Deferral packages[2] ($bn and % by balances)


55.0
19.2
10.7
Total deferrals provided since Mar 20 ($bn)
Balance at 19 Oct 20 ($bn)
Balance at 31 Jan 21 ($bn)


100
76
19
4
Returned to repayment
Active deferrals
Restructured or hardship
Total deferrals at 31 Jan 21 (%)

Deferral packages ($bn)


9.5
1.4
0.3
(1.3)
0.4
Total deferrals provided since Mar 20
Balance at 18 Oct 20
Granted extension
Expired (reached end of 6 month deferral)
Balance at 31 Jan 21

1 Based on product information, not APRA EFS definition. 2 Graph may not add due to rounding. 3 High risk industries predominately include sub-sectors within property, property services construction, accommodation and hospitality and retail trade.

10 Westpac Group 1Q21 Update

Westpac GROUP

New Zealand deferrals.Credit qualityMortgages Small businessTotal portfolio at 31 Dec 20Deferrals provided since Mar 20Deferral packages outstanding at 31 Jan 21Total portfolio at 31 Dec 20Deferrals provided since Mar 20Deferral packages outstanding at 31 Jan 21Number of accounts 371k 29kBalances (NZ$) 56bn 6.5bnOwner-occupier 75% 83%Principal & interest 87% 95%>3 months ahead on repayment 66% 22%Weighted average dynamic LVR 60% 62%3k 1%0.7bn 1%83%95%8%63%Number of accounts 22.8k 8.6kTCE (NZ$) 23.1bn 2.2bnRelationship managed 84% 79%High risk industries1 7% 14%0.5k 2%0.1bn <1%77%10%Deferral packages (NZ$bn and % by balances) Deferral packages2 (NZ$bn)6.52.40.7100899Returned to repaymentActive deferralsRestructured or hardship 22.20.10.4 (0.5)0.1Total deferrals provided since Mar 20 (NZ$bn)Balance at 19 Oct 20 (NZ$bn)Balance at 31 Jan 21 (NZ$bn)Total deferrals at 31 Jan 21 (%)Total deferrals provided since Mar 20Balance at 18 Oct 20Granted extensionExpired (reached end of 3 month deferral)Balance at 31 Jan 211 High risk industries predominately include sub-sectors within accommodation and hospitality and retail trade. 2 Graph may not add due to rounding.11 Westpac Group 1Q21 Update

Balance sheet remains strong.

Capital, funding and liquidity

CET1 capital ratio movements (%, bps)

- CET1 capital ratio of 11.87%, up 74bps from 30 September 2020
- 46bps from organic capital generation from cash earnings
- RWA decrease of 18bps mainly due to lower credit RWA from improved asset quality
- Capital deductions increased 5bps mostly from a decline in deferred tax assets from lower provisions, partially offset by movements in the fair value of economic hedges recognised in net profit
- Divestments 8bps from the sale of Westpac's stake in Zip Co Limited
- 2020 final dividend paid was offset by fully underwritten DRP
- Pro forma CET1 capital ratio includes the expected benefit from the sale of Westpac General Insurance and Westpac Pacific


11.13
46
18
5
(3)
8
11.87
12.02
Up 74bps
Sep-20
Cash earnings
RWA movement
Capital deductions and other
FX translation impact
Divestments
Dec-20
Dec-20 Pro forma

Key capital and funding ratios

%	Mar-20	Sep-20	Dec-20
Level 2 capital ratios			
CET1 capital ratio	10.8	11.1	**11.9**
Additional Tier 1 capital	2.1	2.1	**2.3**
Tier 1 capital ratio	12.9	13.2	**14.2**
Tier 2 capital	3.4	3.1	**3.7**
Total regulatory capital ratio	16.3	16.4	**17.9**
Risk weighted assets (RWA) ($bn)	444	438	**430**
Leverage ratio	5.7	5.8	**6.2**
Level 1 capital ratios			
CET1 capital ratio	11.1	11.4	**12.1**
Tier 1 capital ratio	13.3	13.5	**14.4**
Total regulatory capital ratio	16.7	16.7	**18.2**
Internationally comparable ratios[1]			
Leverage ratio	6.3	6.5	**6.8**
CET1 capital ratio	15.8	16.5	**17.6**
NSFR	117	122	**122**
LCR[2,3]	140	151	**152**

1 Internationally comparable methodology aligns with the APRA study titled 'International Capital Comparison Study' dated 13 July 2015. 2 Effective 1 January 2021, the Group is required to increase the value of its net cash outflows by 10% for the purpose of calculating LCR. On a pro forma basis, this reduces the 31 December 2020 LCR by 13 percentage points. 3 Average LCR. Calculated as a simple average of the daily observations over the relevant quarter.

12 Westpac Group 1Q21 Update

Westpac GROUP

Risk weighted assets.

Capital, funding and liquidity

Risk weighted assets ($bn)


443.9
437.9
(9.5)
0.8
1.2
0.0
(0.2)
430.2
Down $7.7bn or 1.8%
Mar-20
Sep-20
Credit risk
Market risk
IRRBB
Operational risk
Other
Dec-20

Commentary

- RWA decreased $7.7bn over 1Q21, mostly from improved credit quality
- Credit RWA decreased $9.5bn due to:
  - Improved asset quality in mortgages including lower defaulted loans
  - Fall in delinquencies and a reduction in RWA overlay
  - Lower corporate lending including a reduction in Trade Finance in Asia
  - Lower counterparty credit and mark-to-market credit risk
  - FX impact of the appreciation of the A$ against the US$
- Non-credit RWA increased $1.9bn, mainly due to $1.2bn IRRBB and $0.8bn market risk

Movement in credit risk weighted assets[1] ($bn)


369.1
359.4
(5.5)
(2.2)
(0.7)
(1.1)
349.8
Down $9.5bn or 2.7%
Mar-20
Sep-20
Credit quality and portfolio mix
Portfolio reduction
FX translation impacts
Mark-to-market
Dec-20

1 Graph may not add due to rounding.

13 Westpac Group 1Q21 Update

Westpac GROUP

Funding and liquidity.

Funding and liquidity

Net stable funding ratio (NSFR) (%)


117
122
122
Mar-20
Sep-20
Dec-20

Liquidity coverage ratio[1] (LCR) (%)

Quarterly average


Includes $15bn CLF reduction from 1 Dec 2020
140
151
152
Mar-20
Sep-20
Dec-20

Customer deposit to net loan ratio (%)


76
80
80
Mar-20
Sep-20
Dec-20

Term debt issuance and maturity profile[2] ($bn)


Covered bond
Hybrid
Senior/Securitisation
Sub debt
TFF
Issuance
Maturities
37
32
34
31
6
23
26
37
24
12
32
FY17
FY18
FY19
FY20
1Q21
FY21 remaining
FY22
FY23
FY24
FY25
>FY25

Term Funding Facility (TFF)

At 31 December 2020

Initial allowance	$18bn
Supplementary allowance	$12bn
Additional allowance	$0bn
Total TFF allowance	$30bn
Drawn down	$18bn

1 Effective 1 January 2021, the Group is required to increase the value of its net cash outflows by 10% for the purpose of calculating LCR. On a pro forma basis, this reduces the spot 31 December 2020 LCR by 13 percentage points.
2 Based on residual maturity and FX spot currency translation. Includes all debt issuance with contractual maturity greater than 13 months excluding US Commercial Paper and Yankee Certificates of Deposit. Contractual maturity date for hybrids and callable subordinated instruments is the first scheduled conversion date or call date for the purposes of this disclosure. Perpetual sub-debt has been included in >FY25 maturity bucket. Maturities exclude securitisation amortisation.

14 Westpac Group 1Q21 Update

Financial results throughout this presentation are in Australian dollars and are based on cash earnings unless otherwise stated. Refer to the 2020 Full Year Financial Results Presentation and Investor Discussion Pack for definition. All results relating to 1Q21 are on an unaudited basis. This document should be read in conjunction with Westpac’s December 2020 Pillar 3 Report, incorporating the requirements of APS330. Results principally cover and compare the 1Q21 and 2H20 quarterly average periods unless otherwise stated.15 Westpac Group 1Q21 Update

Our strategy.

Appendix

Purpose	**Helping Australians and New Zealanders Succeed**
Markets, products, customers	**Banking for consumer, business and institutional customers**

Priorities

Fix

Address outstanding issues
- Risk management
- Risk culture
- Customer remediation & pain points
- IT complexity

Simplify

Streamline and focus the business
- Exit non-core businesses and consolidate international
- Reduce products, simplify customer offer
- Lines of Business operating model
- Transform using digital and data to enhance the customer experience

Perform

Sustainable long-term returns
- Customer service – market leading
- Growth in key markets
- Re-set cost base
- Enhance returns, optimise capital
- Strong balance sheet

Values				
Helpful	Ethical	Leading Change	Performing	Simple

16 Westpac Group 1Q21 Update

Westpac GROUP

Priorities for FY21.AppendixFixSimplifyPerform• Continue to strengthen risk management ‒ Financial Crime remediation ‒ Expand/deliver CORE Program ‒ Reduce correspondent bank relationships • Accelerate customer payments & complete Advice remediation • Enhance performance culture • Complete multi-year technology plan• Portfolio simplification ‒ Continue to exit non-core businesses ‒ Close 5 international offices • System simplification ‒ Migrate BT Wrap customers and advisers to Panorama ‒ Customer Service Hub roll-out across brands and brokers • Further migrate customers to current products • Embed Lines of Business model• Support customers through COVID-19 • Mortgage growth in line with major banks by 2H211 • Deliver 3 year cost plan • Maintain balance sheet strength and return focus1 Refers to the monthly growth rate for Australian housing lending outstanding.17 Westpac Group 1Q21 Update

1Q21 reported net profit after tax.[1]

Appendix

Reported net profit ($m)	2H20 Qtr Avg.	1Q21
Net interest income	3,848	3,899
Non-interest income[2]	942	963
Operating expenses	(3,279)	(2,834)
Impairment (charges)/benefit	(470)	501
Income tax expense and net profit attributable to non-controlling interests	(491)	(825)
Net profit attributable to owners of WBC	**550**	**1,704**
Cash earnings	**808**	**1,971**

Unaudited net profit after tax of $1.7bn, up significantly, mostly due to impairment provisions no longer required

Cash earnings[3] policy and cash earnings adjustments to reported profit

Westpac Group uses a measure of performance referred to as cash earnings to assess financial performance at both a Group and divisional level. This measure has been used in the Australian banking market for over 15 years and management believes it is the most effective way to assess performance for the current period against prior periods and to compare performance across divisions and across peer companies

To calculate cash earnings, reported net profit is adjusted for:

- Material items that key decision makers at the Westpac Group believe do not reflect the Group's operating performance
- Items that are not typically considered when dividends are recommended, such as the impact of treasury shares and economic hedging impacts

$m	2H20 Qtr Avg.	1Q21
Reported net profit	550	1,704
Fair value (gain)/loss on economic hedges	291	259
Ineffective hedges	(19)	8
Adjustments related to Pendal Group	(16)	-
Treasury shares	2	-
Cash earnings	808	1,971

1 Performance comparison is 1Q21 compared to 2H20 quarterly average unless otherwise stated. 1Q21 reported profit is unaudited. 2 Non-interest income is the total of net fee income, net wealth management and insurance income, trading income, and other income. 3 Cash earnings is not a measure of cash flow or net profit determined on a cash accounting basis, as it includes both cash and non-cash adjustments to statutory net profit. The specific adjustments outlined include both cash and non-cash items. Cash earnings is reported net profit adjusted for certain items which management believe provides a measure of profit that is more effective for assessment of performance. All adjustments shown are after tax.

18 Westpac Group 1Q21 Update

Investor Relations Team. Contact Us.Contact usAndrew Bowden Head of Investor Relations +61 2 8253 4008 +61 438 284 863 andrewbowden@westpac.com.auJacqueline Boddy Head of Debt Investor Relations +61 2 8253 3133 +61 448 064 012 jboddy@westpac.com.auwww.westpac.com.au/investorcentre Annual reports Presentations and webcasts 5 year financial summary Prior financial resultsLouise Coughlan Head of Rating Agencies and Analysis +61 2 8254 0549 +61 425 213 504 lcoughlan@westpac.com.auRebecca Plackett Director +61 2 8253 6556 +61 478 336 647 rplackett@westpac.com.auAlec Leithhead Manager +61 2 8254 0159 +61 481 906 863 alec.leithhead@westpac.com.auOr email: investorrelations@westpac.com.au19 Westpac Group 1Q21 Update

DisclaimerDisclaimerThe material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particula r needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Unless otherwise noted, financial information in this presentation is presented on a cash earnings basis. Cash earnings is a non-GAAP measure. Refer to Westpac’s 2020 Full Year Financial Results (incorporating the requirements of Appendix 4E) for the twelve months ended 30 September 2020 available at www.westpac.com.au for details of the basis of preparation of cash earnings. Refer to Westpac’s 2020 Full Year Financial Results Presentation and Investor Discussion Pack for an explanation of cash earnings and a reconciliation of reported net profit to cash earnings. The financial information for the three months ended 31 December 2020 has not been audited or reviewed by any independent registered public accounting firm and has been derived from the unaudited financial statements for the quarter ended 31 December 2020. Any other financial information provided as at a date after 31 December 2020 (including information on deferral packages) has not been audited or reviewed by any independent registered public accounting firm either. The information contained in this presentation is presented for information purposes only, is based on management’s current information and reflects management’s view of other factors, including a wide variety of significant business, economic and competitive risks and uncertainties, which may be heightened during the ongoing COVID-19 pandemic. Certain data herein may involve underlying estimates, assumptions and judgments when applying accounting policies and preparing its financial statements, particularly in connection with the calculation of provisions. Any change in such estimates, assumptions and/or judgments resulting from new information or from changes in circumstances or experience could result in Westpac incurring losses greater than those anticipated or provided for. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this presentation and include statements regarding our intent, belief or current expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’, or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning fu ture developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in the section titled ‘Risk factors' in Westpac’s 2020 Annual Report for the twelve months ended 30 September 2020 available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. We are under no obligation to update any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation.20 Westpac Group 1Q21 Update